EXHIBIT 99

Granite City Food & Brewery Ltd. Announces Changes to Management Structure

Darius Gilanfar Promoted to Chief Operating Officer

MINNEAPOLIS — Granite City Food & Brewery Ltd. (NASDAQ:GCFB) a Modern American upscale casual restaurant today announced the following management changes. Darius Gilanfar has been promoted to the role of Chief Operating Officer and will oversee Field Operations, Purchasing and Kitchen Management. Mr. Gilanfar was hired as the SVP of Operations in September of 2007 and brings with him over 20 years of restaurant experience having worked for The Cheesecake Factory, Brinker International and Barnes & Noble – Starbuck’s Division. Eric LaClair, who has held the position of District Operator and has over 8 years experience with Granite City will assume the role of SVP Operations. Mr. LaClair previously was a member of the Champp’s Americana restaurant group. Jim Gilbertson, Chief Financial Officer since November, 2007, will continue in the role of CFO and oversee IT and Construction. Mr. Gilbertson has held various positions at companies such as ValueVision Media, Navarre Corporation and Intelefilm.

“We are pleased to make these changes in our management structure,” commented Steve Wagenheim, CEO and President. “With the growth of Granite City, we realized that our structure needed to change in order to provide greater depth and meet the demands of a company approaching $100 million in revenue. These changes allow Darius to continue to focus on the operational side of our business. His strategic initiatives and implementation have begun to revive the margins at the restaurants over the past year and we want to encourage these results in the future. Jim has experience working within much larger organizations and his ability to oversee these additional departments will enable Darius and his team to concentrate on restaurant operations. Over the past several months we have pushed all of our people to take on greater responsibility and these changes are the natural outcome of that initiative.”

Tim Cary, former Chief Operating Officer, tendered his resignation.

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 25 restaurants in 11 states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in 1999. Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Current Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2008.

Contact:	James G. Gilbertson, 952-215-0676
Chief Financial Officer